Exhibit 10.12

NOTICE REGARDING YOUR

CHANGE IN CONTROL AGREEMENT AND SUPPLEMENT

U. S. Registered Mail, Return Receipt Requested

                , 2012

Dear                     :

As you know, Rowan Companies, Inc., a Delaware corporation (“the Company”), will soon be an indirect, wholly-owned subsidiary of the English public limited company “Rowan Companies plc” (“Rowan UK”). At the time the Company entered into the Change in Control Agreement and Change in Control Supplement (together, “your Agreement”) with you, it was our mutual intent that the triggering change in control would be determined based on the ownership of the Company. As a result of the merger and reorganization, it is the ownership of Rowan UK that is determinative for this purpose; accordingly, we are furnishing you this notice with respect to your Agreement.

The definition of “Change in Control” under your Agreement will be interpreted with respect to the ownership of Rowan UK and not with respect to the ownership of the Company.

Additionally, any benefits which may be provided to you by Rowan UK will be treated under your Agreement as if they were provided by the Company. Finally, any duties, responsibilities and obligations you have under your Agreement with respect to the Company, its subsidiaries or affiliates (e.g., covenants regarding confidential information, non-solicitation and goodwill) will also run to and for the benefit of Rowan UK.

Please sign below on the first signature line acknowledging your agreement with this notice, leave undated and return to                     no later than                     , 2012. If you have any questions, please call                     at                     .

ACKNOWLEDGED BY:

Authorized Officer of the Company

Date accepted by Company